EXHIBIT 99.1

Regency Centers Reports First Quarter 2018 Results

JACKSONVILLE, FL. (April 30, 2018) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended March 31, 2018.

First Quarter 2018 Highlights

•	First quarter Net Income Attributable to Common Stockholders (“Net Income”) of $0.31 per diluted share.

•	First quarter NAREIT Funds From Operations (“NAREIT FFO”) of $0.96 per diluted share.

•
Same property Net Operating Income (“NOI”) as adjusted, excluding termination fees, increased 4.0% as compared to the same period in the prior year, which reflects adjustments for the Equity One merger.

•	As of March 31, 2018, the same property portfolio was 95.7% leased.

•	As of March 31, 2018, a total of 19 properties were in development or redevelopment representing a total investment of approximately $454 million.

•	Acquired three shopping centers during the quarter and one subsequent to quarter end for approximately $134 million.

•	Repurchased 2.145 million shares of common stock at an average price of $58.24 per share for $125 million as part of the Company’s previously announced stock repurchase program.

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Completed a public offering of $300 million 4.125% notes due 2028 (the “Notes”) and increased the size of its unsecured revolving credit facility (the “Facility”) to $1.25 billion while extending the maturity date of the Facility to 2023.

•	On April 26, 2018, Lisa Palmer and Deirdre J. Evens were elected to Regency’s Board of Directors (the “Board”) along with nine returning directors.

“Well conceived and well merchandised shopping centers, located in affluent and dense infill communities and neighborhoods, remain a critical component to a retailers success, as demonstrated by another quarter of solid results from Regency’s preeminent portfolio” stated Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Regency’s unequaled combination of strategic advantages will continue to enable us to meet the challenges of the ever-changing retail environment and further position us to attract winning retailers and grow shareholder value.”

Financial Results

Regency reported Net Income for the first quarter of $52.7 million, or $0.31 per diluted share compared to the Net Loss Attributable to Common Stockholders (“Net Loss”) of $33.2 million, or $0.26 per diluted share, for the same period in 2017. Net Income for the first quarter included impairments in the amount of $16.1 million, or $0.09 per diluted share, primarily from an asset currently under contract for sale. The Net Loss in the first quarter of 2017 includes one-time merger related costs of $69.7 million, or $0.55 per share.

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The Company reported NAREIT FFO for the first quarter of $164.9 million, or $0.96 per diluted share, compared to $34.2 million, or $0.27 per diluted share, for the same period in 2017. NAREIT FFO in the first quarter of 2017 includes one-time merger related costs of $69.7 million, or $0.55 per share.

The Company reported Operating FFO for the first quarter of $152.2 million, or $0.89 per diluted share, compared to $106.2 million, or $0.84 per diluted share, for the same period in 2017.

Operating Results

First quarter same property NOI as adjusted, excluding termination fees, increased 4.0% compared to the same period in 2017 driven primarily by base rent growth. In light of the merger with Equity One on March 1, 2017, same property NOI as adjusted is presented on a pro forma basis as if the merger had occurred January 1, 2017. Please refer to the Company’s supplemental package for additional details.

As of March 31, 2018, Regency’s wholly-owned portfolio plus its pro-rata share of co-investment partnerships was 95.1% leased. The same property portfolio was 95.7% leased, which is a decrease of 40 basis points sequentially and flat from the same period in 2017.

For the three months ended March 31, 2018, Regency executed approximately 1.0 million square feet of comparable new and renewal leases at blended rent spreads of 8.4%. Rent spreads on new and renewal leases were 15.5% and 6.8%, respectively.

Investments

Property Transactions

During the quarter the Company closed on $64.9 million of acquisitions, as previously disclosed, and $3.5 million of dispositions.

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Ballard Blocks I (Seattle, WA) - The Company acquired a 49.9% equity interest in Ballard Blocks I, an operating 132,000 square foot shopping center, anchored by Trader Joe’s, for $27.2 million. Regency also acquired a 49.9% interest in adjacent land, and concurrently announced the development start of Ballard Blocks II (description below).

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District at Metuchen (Metuchen, NJ) - Regency and a co-investment partner acquired District at Metuchen, a 67,000 square foot Whole Foods Market anchored shopping center located in the New York metro area for a gross purchase price of $33.8 million. The Company’s share of the purchase price was $6.8 million.

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Hewlett Crossing I & II (Hewlett, NY) - The Company acquired Hewlett Crossing I, a 32,000 square foot retail center anchored by Petco, for a gross purchase price of $19.5 million. A secured mortgage of $9.7 million was assumed at closing. Regency also acquired the adjacent Hewlett Crossing II, a 20,000 square foot neighborhood retail center anchored by Duane Reade, for a gross purchase price of $11.4 million. Regency will operate the two centers as a single center known as Hewlett Crossing.

•	Regency sold one Winn-Dixie anchored operating property for a gross purchase price of $3.5 million located in Jacksonville, FL.

Subsequent to quarter end, Regency closed on a $68.9 million acquisition and one disposition for $10.6 million.

EXHIBIT 99.1

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Rivertowns Square (Dobbs Ferry, NY) - Regency acquired Rivertowns Square, a 116,000 square foot retail shopping center, anchored by Brooklyn Harvest Market, a specialty grocer with seven existing locations in the New York metro area, for a gross purchase price of $68.9 million.

•	Regency sold one operating property for a gross purchase price of $10.6 million located in Palm Coast, FL.

Developments and Redevelopments

As previously disclosed, during the quarter the Company started one ground up development project.

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Ballard Blocks II (Seattle, WA) - Ballard Blocks II is an 114,000 square foot joint venture development anchored by PCC Community Markets. Regency’s pro-rata share of estimated development cost is $31.1 million with a projected 6.3% stabilized yield.

At quarter end, the Company had 19 properties in development or redevelopment with combined, estimated net development costs of approximately $454 million. In-process development projects were a combined 61% funded and 80% leased, and are expected to yield an average return of 7.2%.

During the quarter, Regency completed five redevelopment projects with combined costs of approximately $126.7 million, which includes the redevelopment at Serramonte Shopping Center. The redevelopment at Serramonte Shopping Center was completed with costs of $116.2 and includes 250,000 square feet of new retail including the addition of Nordstrom Rack, Ross, TJ Maxx and Dave & Busters.

Capital Markets

Stock Repurchase Program

During the quarter, Regency purchased 2.145 million shares of common stock at an average price of $58.24 per share for $125 million under its stock repurchase program, which authorizes share repurchases up to $250 million. This program is scheduled to expire on February 6, 2020. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

Debt Offering

As previously disclosed on February 28, 2018, the Company’s operating partnership, Regency Centers, L.P., priced a public offering of $300 million 4.125% notes due 2028. The Notes are due March 15, 2028 and were priced at 99.837%. Interest on the Notes is payable semiannually on March 15th and September 15th of each year, with the first payment on September 15, 2018. Net proceeds of the offering have been used to repay in full $150 million 6.0% notes originally due June 15, 2020, including a make-whole premium of approximately $10.5 million, which was redeemed on April 2, 2018, and to reduce the outstanding balance on the line of credit. The balance of the net proceeds of the offering are intended to be used to repay approximately $115 million in 2018 mortgage maturities with an average interest rate of 6.3% and for general corporate purposes.

Unsecured Revolving Credit Facility

As previously disclosed on March 26, 2018, the Company closed on its amended and restated unsecured revolving credit facility. The amendment and restatement increased the size of the Facility to $1.25 billion from $1.0 billion and extended the maturity date to March 23, 2022, with options to extend maturity for two additional six-month periods. Borrowings now bear interest at an annual rate of LIBOR plus 87.5 basis

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points, subject to the Company’s credit ratings, compared to a rate of 92.5 basis points under its previous Facility. An annual facility fee of 15 basis points, subject to the Company’s credit ratings, applies to the entire $1.25 billion Facility.

Dividend

On April 25, 2018, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.555 per share. The dividend is payable on May 30, 2018, to shareholders of record as of May 16, 2018.

Board Changes

At the Annual Shareholders meeting on April 26, 2018, Lisa Palmer and Deirdre J. Evens were elected to Regency’s Board of Directors along with nine returning directors. Ms. Palmer, Regency’s President and Chief Financial Officer, has been with the Company for over 20 years and has extensive experience in finance and capital markets, operations, public board strategy and governance. Ms. Evens, Chief of Operations of Iron Mountain Incorporated (NYSE: IRM), brings a strong background in corporate strategy, addressing technological change, marketing, and human resources. Regency believes that the quality, dedication, and chemistry of Regency’s Board are characteristics vital to the Company’s success and are further enhanced through these additions.

2018 Guidance

The Company has updated certain components of its 2018 earnings guidance. Please refer to the Company’s first quarter 2018 supplemental information package for a complete list of updates. Updated guidance for NAREIT FFO includes a one-time charge of $10.5 million, or $0.06 per diluted share, for the early the redemption of the Company’s $150 million 6.0% Senior Unsecured Notes originally due June 15, 2020, that occurred subsequent to the quarter. Updated guidance for NAREIT FFO also includes a non-cash income benefit of $6.0 million, or $0.04 per diluted share, for the required recognition of the unamortized below market rent intangible for a Toys R Us lease that was purchased at auction.

2018 Guidance
	Previous Guidance	Updated Guidance
Net Income Attributable to Common Stockholders (“Net Income”)	$1.47 - $1.56	$1.33 - $1.38
NAREIT Funds From Operations (“NAREIT FFO”) per diluted share	$3.73 - $3.82	$3.74 - $3.79
Operating Funds From Operations ("Operating FFO") per diluted share	$3.48 - $3.54	$3.49 - $3.54
Same Property Net Operating Income (“SPNOI”) Growth excluding termination fees (pro-rata)	2.25% - 3.25%	2.40% - 3.25%

Conference Call Information

To discuss Regency’s first quarter results, the Company will host a conference call on Tuesday, May 1, 2018, at 11:00 a.m. EDT. Dial-in and webcast information is listed below.

EXHIBIT 99.1

First Quarter Earnings Conference Call
Date:	Tuesday, May 1, 2018
Time:	11:00 a.m. EDT
Dial#:	877-407-0789 or 201-689-8562
Webcast:	investors.regencycenters.com

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Operating FFO is an additional performance measure that excludes from NAREIT FFO: (a) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments. The Company provides a reconciliation of Net Income to NAREIT FFO and Operating FFO for actual results.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Operasting FFO - Actual (in thousands)

For the Periods Ended March 31, 2018 and 2017	Three Months Ended		Year to Date
Reconciliation of Net Income (Loss) to NAREIT FFO:	2018	2017	2018	2017
Net Income (Loss) Attributable to Common Stockholders	$52,660	(33,223)	$52,660	(33,223)
Adjustments to reconcile to NAREIT Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	96,197	67,444	96,197	67,444
Provision for impairment to operating properties	16,054	—	16,054	—
Gain on sale of operating properties	(102)	(12)	(102)	(12)
Exchangeable operating partnership units	111	(19)	111	(19)
NAREIT Funds From Operations	$164,920	34,190	$164,920	34,190
Reconciliation of NAREIT FFO to Operating FFO:
NAREIT Funds From Operations	$164,920	34,190	164,920	34,190
Adjustments to reconcile to Operating Funds From Operations(1):
Acquisition pursuit and closing costs	—	27	—	27
Gain on sale of land	(107)	(404)	(107)	(404)
Loss on derivative instruments and hedge ineffectiveness	—	(8)	—	(8)
Early extinguishment of debt	162	—	162	—
Interest on bonds for period from notice to redemption	600	—	600	—
Merger related costs	—	69,732	—	69,732
Merger related debt offering interest	—	975	—	975
Preferred redemption costs	—	9,368	—	9,368
Straight line rent, net	(4,081)	(3,365)	(4,081)	(3,365)
Above/below market rent amortization, net	(8,422)	(3,719)	(8,422)	(3,719)
Debt premium/discount amortization	(899)	(641)	(899)	(641)
Operating Funds From Operations	$152,173	106,155	$152,173	106,155

Weighted Average Shares For Diluted Earnings per Share	170,959	126,649	170,959	126,649
Weighted Average Shares For Diluted FFO and Operating FFO per Share	171,309	127,051	171,309	127,051

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

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Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of net income to pro-rata same property NOI.

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI as adjusted - Actual (in thousands)

For the Periods Ended March 31, 2018 and 2017	Three Months Ended		Year to Date
	2018	2017	2018	2017
Net Income (Loss) Attributable to Common Stockholders	$52,660	(33,223)	$52,660	(33,223)
Less:
Management, transaction, and other fees	(7,158)	(6,706)	(7,158)	(6,706)
Gain on sale of real estate	(96)	(415)	(96)	(415)
Other(1)	(14,173)	(8,196)	(14,173)	(8,196)
Plus:
Depreciation and amortization	88,525	60,053	88,525	60,053
General and administrative	17,606	17,673	17,606	17,673
Other operating expense, excluding provision for doubtful accounts	437	70,945	437	70,945
Other expense (income)	52,969	26,102	52,969	26,102
Equity in income of investments in real estate excluded from NOI (2)	15,093	14,334	15,093	14,334
Net income attributable to noncontrolling interests	805	652	805	652
Preferred stock dividends and issuance costs	—	11,856	—	11,856
NOI	206,668	153,075	206,668	153,075

Less non-same property NOI (3)	(2,496)	(1,051)	(2,496)	(1,051)
Plus same property NOI for non-ownership periods of Equity One(4)	—	43,757	—	43,757

Same Property NOI	$204,172	195,781	$204,172	195,781

Same Property NOI without termination fees	$203,110	195,301	$203,110	195,301

Same Property NOI without termination fees or redevelopments	$180,401	175,831	$180,401	175,831

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.
(4) Refer to page ii of the Company's first quarter 2018 supplemental package for Same Property NOI detail for the non-ownership periods of Equity One.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Operating FFO - Guidance (per diluted share)

	Full Year
NAREIT FFO and Operating FFO Guidance:	2018

Net income attributable to common stockholders	$1.33	1.38

Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	2.32	2.32
Provision for impairment	0.09	0.09

NAREIT Funds From Operations	$3.74	3.79

Adjustments to reconcile NAREIT FFO to Operating FFO:
Early extinguishment of debt	0.06	0.06
Other non-comparable costs	0.01	0.01
Straight line rent, net	(0.1)	(0.1)
Market rent amortization, net	(0.2)	(0.2)
Debt mark-to-market	(0.02)	(0.02)

Operating Funds From Operations	$3.49	$3.54

The Company has published forward-looking statements and additional financial information in its first quarter 2018 supplemental information package that may help investors estimate earnings for 2018. A copy of the Company’s first quarter 2018 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended March 31, 2018. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency

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Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.